Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION, MARKED WITH “[****]”, HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

PORTAGE BIOTECH INC.,
a company formed under the laws of the British Virgin Islands;

PORTAGE MERGER SUB 1, INC.,
a Delaware corporation;

PORTAGE MERGER SUB 2, LLC,
a Delaware limited liability company;

TARUS THERAPEUTICS, INC.,
a Delaware corporation

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
a Colorado limited liability company, solely in its capacity as the Sellers’ Representative

Dated as of July 1, 2022

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Table of Contents

(continued)

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Table of Contents

(continued)

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Exhibits:
Exhibit A Definitions
Exhibit B Form of Company Lock-Up Agreement
Exhibit C Form of Accredited Investor Questionnaire
Exhibit D [****]
Exhibit E [****]
Exhibit F Form of Certificate of Formation of the Surviving Entity
Exhibit G [****]
Exhibit H [****]

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THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 1, 2022, by and among PORTAGE BIOTECH INC., a company formed under the laws of the British Virgin Islands (“Parent”), PORTAGE MERGER SUB 1, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), PORTAGE MERGER SUB 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, (“Merger Sub 2” and, together with Merger Sub, the “Merger Subs”), TARUS THERAPEUTICS, INC., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Sellers’ Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will be the surviving Corporation and become a wholly-owned subsidiary of Parent.

B.                 Immediately following the First Merger, Parent and the Company intend to effect the merger of the Company, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

C.                 The Parties intend that the First Merger, in combination with the Second Merger, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

D.                The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders and (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Shares to the stockholders of the Company pursuant to the terms of this Agreement.

E.                 The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

F.                  The sole member of Merger Sub 2 has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub 2 and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Merger Sub 2 votes to adopt this Agreement and thereby approve the Contemplated Transactions.

G.                The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

H.                Concurrent with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the officers, directors and holders of at least a majority of the Company Capital Stock (the “Company Signatories”) (solely in their capacity as stockholders of the Company) are each executing an action by written consent in substantially the form attached hereto as Exhibit D (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).

I.                    Concurrent with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, holders of at least 90% of the Company Capital Stock have entered into a lock-up agreement in substantially the form attached hereto as Exhibit B (the “Company Lock-Up Agreement”), pursuant to which such holders have agreed to certain transfer restrictions with respect to the Parent Shares.

J.                   Concurrent with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the stockholders of the Company listed in Section A of the Company Disclosure Schedule are each executing an investor questionnaire in substantially the form attached as Exhibit C (the “Accredited Investor Questionnaire”) provided that all such Company Signatories represent that they are “accredited investors” as defined in Regulation D under the Securities Act (“Regulation D”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1.               DESCRIPTION OF TRANSACTION

1.1              The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, the First Merger shall be consummated pursuant to which Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the First Merger (the “Surviving Corporation”). Immediately following the Effective Time, and as part of the same plan, at the Second Effective Time, and subject to and upon the terms and conditions of this Agreement and the DGCL and DLLCA, Merger Sub 2 and the Company, as the surviving corporation and a wholly owned subsidiary of the Purchaser after the First Merger, shall consummate the Second Merger, pursuant to which the Company shall be merged with and into Merger Sub 2, following which the separate corporate existence of the Company shall cease and Merger Sub 2 shall continue as the surviving entity after the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, hereinafter sometimes referred to as the “Surviving Entity”; provided, that references to Merger Sub 2 for periods after the Second Effective Time shall include the Surviving Entity).

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1.2              Effects of the Mergers.

(a)      At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger (as defined below) and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time. As a result of the First Merger, Merger Sub will cease to exist and the Company will remain as a wholly owned subsidiary of Parent.

(b)      At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub 2 and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub 2 and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

1.3              Closing; Effective Time. The consummation of the Mergers (the “Closing”) shall take place on the date set forth above (the “Closing Date”) electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures on the date of this Agreement, or at such other time, date and place as Parent and the Company may mutually agree in writing. At the Closing, the Parties shall cause the Mergers to be consummated by executing and filing with the Secretary of State of the State of Delaware certificate of merger with respect to the Mergers, satisfying the applicable requirements of the DGCL and DLLCA, as applicable, and in a form reasonably acceptable to Parent and the Company (collectively, the “Certificate of Merger”). The Parties shall (i) cause the First Merger to be consummated by the filing of such Certificate of Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “Effective Time”) and (ii) cause the Second Merger to be consummated by filing of such Certificate of Merger for the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be specified in the Second Certificate of Merger, being the “Second Effective Time”). The Effective Time shall, in all events, precede the Second Effective Time.

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1.4              Certificate of Incorporation and Bylaws; Directors and Officers.

(a)      At the Effective Time:

(i)              the certificate of incorporation and bylaws of the Surviving Corporation shall be identical to the certificate of incorporation and bylaws of Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation and bylaws;

(ii)           the memorandum and articles of association of Parent shall be identical to the memorandum and articles of association of Parent immediately prior to the Effective Time, until thereafter amended as provided by the laws of the British Virgin Islands and such memorandum and articles of association;

(iii)         except as set forth in Section 4.12, the directors and officers of Parent, each to hold office in accordance with the memorandum and articles of association of Parent, shall remain the same as the directors and officers who were in place immediately prior to the Effective Time; and

(iv)          the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Merger Sub who were in place immediately prior to the effective time.

(b)      At the Second Effective Time:

(i)              the certificate of formation and operating agreement of the Surviving Entity shall be as set forth in Exhibits F and G, respectively, until thereafter amended as provided by the DLLCA and such certificate of formation and operating agreement;

(ii)           the memorandum and articles of association of Parent shall be identical to the memorandum and articles of association of Parent immediately prior to the Second Effective Time, until thereafter amended as provided by the laws of the British Virgin Islands and such memorandum and articles of association;

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(iii)         except as set forth in Section 4.12, the directors and officers of Parent, each to hold office in accordance with the memorandum and articles of association of Parent, shall remain the same as the directors and officers who were in place immediately prior to the Second Effective Time; and

(iv)          the managers and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and operating agreement of the Surviving Entity, shall be the managers and officers of Merger Sub 2 who were in place immediately prior to the Second Effective Time.

1.5              Conversion of Shares.

(a)      At the Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder or shareholder of the Company or Parent:

(i)              any shares of Company Capital Stock held as treasury stock or held or owned by the Company or Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)           each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be automatically converted solely into the right to receive a number of Parent Shares as set forth on Schedule 1.5(a)(ii) (the “Merger Consideration”).

(b)      Each share of common stock, $0.00001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.00001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such common stock of the Surviving Corporation.

(c)      At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, Merger Sub 2, the Surviving Corporation, any shares of Surviving Corporation’s capital stock held as treasury stock by the Surviving Corporation or otherwise held or owned by Parent immediately prior to the Second Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The consummation of the Second Merger shall have no impact on the units issued and outstanding by Merger Sub 2 and such units shall remain issued and outstanding at the Second Effective Time as units of the Surviving Entity owned by Parent.

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1.6              Closing of the Company’s Transfer Books.

(a)      At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5, and all stockholders of the Company immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Sections 1.5 and 1.7.

(b)      At the Second Effective Time: (a) all shares of Surviving Corporation capital stock outstanding immediately prior to the Second Effective Time shall be treated in accordance with Section 1.5, and all stockholders of the Surviving Corporation immediately prior to the Second Effective Time shall cease to have any rights as stockholders of the Surviving Corporation; and (b) the stock transfer books of the Surviving Corporation shall be closed with respect to all shares of Surviving Corporation capital stock outstanding immediately prior to the Second Effective Time. No further transfer of any such shares of Surviving Corporation capital stock shall be made on such stock transfer books after the Second Effective Time.

1.7              Surrender of Certificates.

(a)      Parent has selected TSX Trust Company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent certificates or evidence of book-entry shares representing the Parent Shares issuable pursuant to Section 1.5. The Parent Shares and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

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(b)      Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates, if any, in exchange for Parent Shares. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or certificates or book-entry shares representing the Merger Consideration (in a number of whole Parent Shares) that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate, if any, shall be deemed, from and after the Effective Time, to represent only the right to receive a certificate or certificates or book-entry Parent Shares representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Parent Shares, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate as Parent may reasonably request. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.7(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates.

(c)      No dividends or other distributions declared or made with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the Parent Shares that such holder has the right to receive in the First Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)      Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Shares and any dividends or distributions with respect to Parent Shares.

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(e)      Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent may be required to deduct and withhold under the Code or under any other applicable Law. To the extent such amounts are so required to be deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)       No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Parent Shares (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

(g)      All Parent Shares issued pursuant to this Agreement shall bear legends (and Parent will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Shares with respect to book-entry shares, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

and

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

1.8              Appraisal Rights.

(a)      Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time which are held by stockholders who did not vote in favor of the First Merger or consent thereto in writing and who are entitled to demand and have properly exercised and perfected appraisal rights for such shares of Company Capital Stock pursuant to, and in accordance with, the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.7.

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(b)      The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, except with Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.9              Indemnity Holdback. Parent and the Company have selected Acquiom Clearinghouse LLC to act as escrow agent (the “Escrow Agent”) in connection with the Contemplated Transactions. Parent shall be fully responsible for the payment of escrow agent fees charged by the Escrow Agent pursuant to the Escrow Agreement. At Closing, Parent, Escrow Agent and the Principal Sellers shall enter into the Escrow Agreement, in substantially the form attached hereto as Exhibit H, and Parent shall withhold from the Principal Sellers and deposit into an account maintained by the Escrow Agent, for a period of 15 months following the Closing Date, 150,000 Parent Shares of the Merger Consideration payable to the Principal Sellers pursuant to this Agreement (the “Indemnity Holdback Shares”) as security for the satisfaction of the Principal Sellers’ indemnification obligations, if any, under Section 6. The Escrow Agent shall disburse the Indemnity Holdback Shares, subject to the terms and conditions of the Escrow Agreement and any valid indemnity claims, as follows:

(a)      On the date which is the 15-month anniversary of the Closing Date (the “Holdback Release Date”), the Escrow Agent shall deliver to the Principal Sellers (in accordance with their respective percentage interests in the Indemnity Holdback Shares), the remaining amount of Parent Shares, if any, less a portion reserved for all such then-pending indemnity claims of Parent or a Parent Indemnified Person. Following the Holdback Release Date, upon final resolution of all pending indemnity claims, the Escrow Agent shall deliver to the Principal Sellers (in accordance with their respective percentage interests in the Indemnity Holdback Shares), the remaining amount of Parent Shares, if any, of the Indemnity Holdback Shares.

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(b)      Notwithstanding anything in this Agreement that may be construed to the contrary:

(i)              Parent shall have the right to instruct the Escrow Agent to retain a portion of the Indemnity Holdback Shares reserved for a pending indemnity claim of Parent or a Parent Indemnified Person until such indemnity claim is resolved.

(ii)           In the event that a Principal Seller is responsible for a Loss before the Holdback Release Date, then all releases pursuant to Section 1.9(a) shall be made to (1) the Principal Seller who is not responsible for a Loss in accordance with such Principal Seller’s respective percentage interest in the Indemnity Holdback Shares; and (ii) to the Principal Seller who is responsible for a Loss in accordance with such Principal Seller’s respective percentage interest in the Indemnity Holdback Shares after subtracting the applicable amount of Parent Shares having an amount equal to the Loss.

1.10          Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

Section 2.               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), in which capitalized terms used and not otherwise defined have the meanings given to them in this Agreement, and such schedule or reference in such Company Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other schedule of the Company Disclosure Schedule if it is reasonably apparent on its face that such disclosure is applicable to such other schedule of the Company Disclosure Schedule, the Company represents and warrants to Parent, Merger Sub and Merger Sub 2 as of the date hereof (except to the extent such representations and warranties are made as of a specified date, in which case as though made as of such date), that:

2.1              Due Organization; No Subsidiaries.

(a)      The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

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(b)      The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)      The Company has no Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity.

(d)      The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed, is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2              Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company in effect as of the date of this Agreement. The Company is not in breach or violation of its Organizational Documents.

2.3              Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required Company Stockholder Vote, no other corporate proceedings on its part are necessary to authorize the Contemplated Transactions. The Company Board (at meetings duly called and held) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger Sub 2, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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2.4              Vote Required. The affirmative vote (or written consent) of (a) a majority of the votes represented by the outstanding shares of the Company Capital Stock (on an as-converted to Company Common Stock basis), (the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5              Non-Contravention; Consents. Except as set forth in Section 2.5 of the Company Disclosure Schedule, and subject to obtaining the Required Company Stockholder Vote, the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions by the Company, will directly or indirectly (with or without notice or lapse of time):

(a)      contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(b)      contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;

(c)      contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not reasonably be expected to be material to the Company or its business;

(d)      contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any term of any Company Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)      result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions. The Company Board has taken all actions required to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Company Stockholder Support Agreements, the Company Lock-Up Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Mergers, this Agreement, the Company Stockholder Support Agreements, the Company Lock-Up Agreements or any of the Contemplated Transactions.

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2.6              Capitalization.

(a)      The authorized Company Capital Stock as of the date of this Agreement consists of 10,000,000 shares of Company Common Stock, par value $0.00001 per share, of which 6,704,343 shares have been issued and are outstanding as of the date of this Agreement. All Company Capital Stock is authorized, validly issued and fully paid and is in compliance with all applicable legal requirements. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder.

(b)      All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance, right of repurchase or forfeiture, subscription right or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Company Capital Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c)      Except for the Company Equity Plan, and except as set forth on Section 2.6(c) of the Company Disclosure Schedule, as of the Closing, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity based compensation for any Person. As of the close of business on the Effective Time, no shares have been reserved for issuance upon exercise of Company Options granted under the Company Equity Plan that are outstanding as of the date of this Agreement, and no shares remain available for future issuance pursuant to the Company Equity Plan. As of the Effective Time, none of the Company Options will be “in the money” and, consequently, each Company Option shall be terminated, effective as of the Effective Time, pursuant to Section 12.5 of the Company Equity Plan without any further action on the part of the Company or any holder of Company Options and without the payment of any consideration to the holders of such Company Options. The Company Equity Plan shall be terminated simultaneously with the termination of the Company Options. Since April 4, 2022, there have been no grants or issuances of equity-based awards under the Company Equity Plan. Other than the Company Options, there are no other shares, warrants, options or other instruments which have been issued under the Company Equity Plan and which remain at the Effective Time.

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(d)      Except for the Company Equity Plan, including the Company Options, and as otherwise set forth on Section 2.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that would be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

2.7              Financial Statements.

(a)      Prior to the date hereof, the Company has provided to Parent true and correct copies of (i) the Company’s audited consolidated balance sheets at December 31, 2021, 2020 and 2019, together with related statements of comprehensive loss, stockholders’ deficit equity and cash flows, and notes thereto, of the Company for the fiscal years then ended, (ii) the Company Unaudited Interim Balance Sheet and (iii) the unaudited consolidated statements of comprehensive loss, stockholders’ deficit equity and cash flows of the Company for the for the five month period ended May 31, 2022 (collectively, the “Company Financials”). The Company Financials were prepared in accordance with IFRS as applied on a consistent basis for the periods involved (except as may be indicated in the notes to such financial statements and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material), from and in accordance with the books and records of the Company, and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of the dates and for the periods indicated therein, subject in the case of any unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.

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(b)      The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c)      The Company has not engaged in any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) since January 1, 2020.

(d)      Since January 1, 2020, there have been no internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2020, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.8              Absence of Changes. Except as set forth on Section 2.8 of the Company Disclosure Schedule, between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

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2.9              Absence of Undisclosed Liabilities. As of the date hereof, the Company does not have any liability, indebtedness or obligation of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), individually or in the aggregate, of a type required to be reflected on the consolidated balance sheet of the Company prepared in accordance with IFRS except for the Company Outstanding Obligations.

2.10          Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

2.11          Real Property; Leasehold. The Company does not own or lease and has never owned or leased any real property.

2.12          Intellectual Property.

(a)      Section 2.12 of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration/grant, (iii) the application, registration, or grant number and (iv) any other co-owners, for each item of material Registered IP owned in whole or in part by the Company. To the Knowledge of the Company, each of the patents and patent applications included in the material Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. As of the date of this Agreement, no interference, opposition, reissue, reexamination, post grant review or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 2.12 of the Company Disclosure Schedule is being or has been contested or challenged.

(b)      The Company owns all right, title and interest in and to all material Company IP (other than as disclosed on Section 2.12 of the Company Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company, has signed a written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company and confidentiality provisions protecting the Company IP, or has assigned such Company Associate’s rights to the Company via operation of law.

(c)      Except as set forth in Section 2.12(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create Company IP, except for any such funding or use of facilities or personnel that can not result in such Governmental Body or institution obtaining ownership rights to such Company IP or the right to receive royalties for the practice of such Company IP.

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(d)      Section 2.12(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which the Company (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements entered into in the Ordinary Course of Business, provided, however, that any such Company In-bound License that itself contains a Company Out-bound License shall not be exempt from disclosure on Section 2.12(d) of the Company Disclosure Schedules merely because it otherwise falls within the scope of this parenthetical);; and Company Out-bound Licenses shall not include material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the Ordinary Course of Business).

(e)      To the Knowledge of the Company, (i) the operation of the businesses of the Company as currently conducted and as currently contemplated for the Company’s oncology and non-oncology programs does not infringe any valid and enforceable Registered IP or misappropriate or otherwise violate any other Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Knowledge of the Company, is threatened) (A) against the Company alleging that the operation of the businesses of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company. The Company has not received any written notice or other written communication alleging that the operation of the business of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f)       None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property Rights exclusively licensed to the Company is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company of any such Company IP or material Intellectual Property Rights exclusively licensed to the Company.

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(g)      To the Knowledge of the Company, the Company and the operation of the Company’s business are in substantial compliance with all Laws pertaining to data privacy and data security of any personally identifiable information (collectively, “Sensitive Data”) except to the extent that such noncompliance has not and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company, (ii) no violations of any security policy of the Company regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of the Company and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company, or a contractor or agent acting on behalf of the Company, in each case of (i) through (iv), except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

2.13          Agreements, Contracts and Commitments. The Company, as of the Closing Date, is not a party to any Company Contracts except as listed on Schedule 2.13.

2.14          Compliance; Permits; Restrictions.

(a)      The Company is, and since January 1, 2020 has been, in compliance in all material respects with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”) and the Public Health Service Act and the U.S. Food and Drug Administration (“FDA”) regulations promulgated thereunder, and any other similar Law administered or promulgated by the FDA or other comparable Governmental Body (each, a “Drug Regulatory Agency”) responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (collectively, “Drug Laws”), including but not limited to (i) the requirement for and the terms of all necessary Permits, including, without limitation, approvals, clearances, exemptions, and licenses, (ii) current Good Manufacturing Practices (“cGMP”), (iii) establishment registration and product listing, (iv) labeling, promotion, and advertising, (v) Good Clinical Practices (“GCP”) and Good Laboratory Practices (“GLP”), (vi) payment of all application, product and establishment fees, and (vii) recordkeeping and reporting requirements other than those applicable to cGMP, GCP, and GLP.

(b)      The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

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(c)      There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of any Drug Laws or any other similar Law administered or promulgated by any Drug Regulatory Agency.

(d)      All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or their current products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 314. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2020, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency, institutional review board, or independent ethics committee requiring, or to the Knowledge of the Company threatening to initiate, the termination, hold, or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or their current products or product candidates have participated.

(e)      The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, or any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in (i) debarment under 21 U.S.C. § 335a, (ii) disqualification under FDA investigator disqualification proceedings, or (iii) debarment, disqualification, or exclusion any similar applicable Law. None of the Company, or any of its officers, employees or agents is subject to FDA’s Application Integrity Policy or to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, employees or agents.

(f)       All outstanding shares of Company Common Stock and Company Options have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

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2.15          Legal Proceedings; Orders.

(a)      Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Contemplated Transactions.

(b)      Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since January 1, 2020, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.

(c)      There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer of the Company or is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

(d)      Since January 1, 2020 through the date of this Agreement, the Company has not settled or compromised any proceeding or claim, whether filed or threatened.

2.16          Tax Matters.

(a)      The Company has timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where the Company does not file a particular Tax Return or pay a particular Tax that the Company is subject to taxation by that jurisdiction.

(b)      All income and other material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

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(c)      All Taxes that the Company are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)      There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(e)      No deficiencies for income or other material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company. Neither the Company nor any of its predecessors has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)       The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)      The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)      The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting by the Company for Tax purposes; (ii) use of an improper method of accounting by the Company for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) of the Company; (v) installment sale or open transaction disposition made by the Company on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued by the Company on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property by the Company on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued by the Company on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made by the Company on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.

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(i)        The Company has never been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. The Company does not have any Liability for any material Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j)        The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k)      The Company (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is not a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (iii) has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(l)        The Company has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m)    The Company has not taken any action not contemplated by this Agreement that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17          Employee and Labor Matters; Benefit Plans.

(a)      Section 2.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all of the currently employed Company Associates, which list is current as of the date hereof, describing for each such Company Associate (i) position held; (ii) exempt or non-exempt for wage and hour purposes; (iii) date of hire; (iv) business location; (v) regular hourly or salary pay rate; (vi) bonus potential (vii) status (active or inactive/leave); (viii) accrued, unused PTO or vacation balance; and (ix) total amount of bonus, severance and other amounts to be paid to such Company Associate at Closing or otherwise in connection with the transactions contemplated hereby.

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(b)      As of the date of this Agreement, (i) the Company has two individuals who are or have been classified as independent contractors on the books and records of the Company, listed on Section 2.17(b) of the Company Disclosure Schedule stating the individual’s role in the business, fee arrangement, and any termination-related payments owed; (ii) the Company has never adopted, maintained, administered, contributed to or been required to contribute to any an employee benefit plan, whether subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or otherwise, and (iii) neither the Company nor any of its ERISA Affiliates has or has ever had any liability, contingent or otherwise, under Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that would be considered a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(c)      Except as set forth in in Section 2.17(c) of the Company Disclosure Schedule, (i) the Company is in compliance with all applicable laws and regulations respecting labor, employment, human rights, pay equity, fair employment practices, workplace safety and health, workers’ compensation, unemployment insurance, immigration and work authorization, classification as exempt/non-exempt for purposes of the Fair Labor Standards Act and analogous laws, classification as independent contractors or employees, and wages and hours; (ii) the Company is not delinquent in any payments to any employee or independent contractor with respect to any services performed for it to the date hereof or amounts required to be reimbursed; and (iii) the Company has not, within the past three (3) years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification (WARN) Act or any similar state, local or foreign Law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company, and, during the ninety (90) day period preceding the date hereof, no Company Associate has suffered an “employment loss,” as defined in the WARN Act or any similar state, local or foreign Law or regulation, with respect to the Company.

2.18          Environmental Matters. The Company is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws in all material respects, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof Since January 1, 2020, the Company has not received (or prior to that time, which is pending and unresolved), any written notice or claim or, to the Knowledge of the Company, other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law. The Company has not treated, stored, disposed of, arranged for or permitted the treatment or disposal of, transported, handled, or released any Hazardous Materials, or owned or operated any real property in a manner that has or would give rise to any Liabilities pursuant to any Environmental Laws. There have been no Hazardous Materials generated by the Company that have been disposed of, recycled, treated, or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body. The Company is not subject to any order of any Governmental Body or any settlement agreement or similar document with any Governmental Body or any other Person relating to Environmental Laws or Hazardous Materials. The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability of any other Person relating to Environmental Laws or Hazardous Materials. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to Parent true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company with respect to any property leased or controlled by the Company or any business it operates.

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2.19          Insurance. Schedule 2.19 sets forth each insurance policy maintained by the Company as of the date hereof and the Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. All of the insurance policies of the Company are in full force and effect, except as enforceability may be limited by the Enforceability Exceptions, and the Company is not in material default with respect to its obligations under any of such insurance policies, except for such defaults that would not be material to the Company. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, the Company has not received any written notice regarding any actual or threatened: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

2.20          No Financial Advisors. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.21          Transactions with Affiliates.

(a)      Section 2.21(a) of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2020, between, on the one hand, the Company and, on the other hand, any (i) executive officer or director of the Company or, to the Knowledge of the Company, or any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

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(b)      Section 2.21(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, preemptive rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22          Payment of Interest. As of the Closing Date, any accrued interest with respect to the Outstanding License Obligation has been paid in full through March 31, 2022.

2.23          Anti-Bribery. Neither the Company nor any of its directors, officers, employees, agents or any other Person acting on its behalf has directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company has not received written notice of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.24          Disclaimer of Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, except for the representations and warranties EXPRESSLY made by THE COMPANY in this SECTION 2 OR OTHERWISE SET FORTH IN THIS AGREEMENT (IN EACH CASE AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), NEITHER THE COMPANY NOR ANY AFFILIATE OR DIRECT OR INDIRECT STOCKHOLDER THEREOF nor any other Person makes any representation or warranty with respect to the companY or any other Person or ITS business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to THE PARENT, MERGER SUB, MERGER SUB 2 or any of THEIR RESPECTIVE Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing. except for the representations and warranties EXPRESSLY made by THE company in this SECTION 2 OR OTHERWISE SET FORTH IN THIS AGREEMENT (IN EACH CASE AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE company.

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Section 3.               REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER SUB 2.

Except (a) as set forth in the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent, Merger Sub and Merger Sub 2 represent and warrant to the Company as follows:

3.1              Due Organization.

(a)      Each of Parent, Merger Sub and Merger Sub 2 is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent, Merger Sub and Merger Sub 2 to consummate the Contemplated Transactions. Since the date of its incorporation or organization, Merger Sub and Merger Sub 2 have not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b)      Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

3.2              Organizational Documents. Parent has made available to the Company accurate and complete copies of Parent, Merger Sub and Merger Sub 2’s Organizational Documents in effect as of the date of this Agreement. Neither Parent, Merger Sub nor Merger Sub 2 is in material breach or violation of its respective Organizational Documents.

 3.3              Authority; Binding Nature of Agreement. Each of Parent, Merger Sub and Merger Sub 2 has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject, with respect to Merger Sub and Merger Sub 2, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub and Merger Sub 2, to perform its obligations hereunder and to consummate the Contemplated Transactions and no other corporate act or proceeding on Parent, Merger Sub or Merger Sub 2’s part is necessary to authorize the Contemplated Transactions. The Parent Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its shareholders; (b) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Parent Shares to the stockholders of the Company pursuant to the terms of this Agreement. The boards of Merger Sub and Merger Sub 2 (by unanimous written consent) have: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and Merger Sub 2 and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub and Merger Sub 2 vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent, Merger Sub and Merger Sub 2 and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent, Merger Sub and Merger Sub 2, enforceable against each of Parent, Merger Sub and Merger Sub 2 in accordance with its respective terms, subject to the Enforceability Exceptions.

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3.4              Non-Contravention; Consents. Subject to obtaining the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement and each of the other agreements and instruments contemplated hereby by Parent, Merger Sub or Merger Sub 2, nor (y) the consummation of the Contemplated Transactions by Parent, Merger Sub or Merger Sub 2, will directly or indirectly (with or without notice or lapse of time):

(a)      contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent, Merger Sub or Merger Sub 2;

(b)      contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent, Merger Sub or Merger Sub 2, or any of the assets owned or used by Parent, Merger Sub or Merger Sub 2, is subject, except as would not reasonably be expected to be material to Parent or its business;

(c)      contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent, except as would not reasonably be expected to be material to Parent or its business;

(d)      contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Parent Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract; (iii) accelerate the maturity or performance of any Parent Material Contract; or (iv) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any non-material breach, default, penalty or modification; or

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(e)      result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent (except for Permitted Encumbrances).

Except for (i) any Consent set forth on Section 3.4 of the Parent Disclosure Schedule under any Parent Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions (in each case other than pursuant to Parent Contracts that are not Parent Material Contracts). The Parent Board, the Merger Sub Board and the sole member of Merger Sub 2 have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Mergers, this Agreement or any of the Contemplated Transactions.

3.5              Capitalization.

(a)      The authorized capital stock of Parent as of the date of this Agreement consists of (i) an unlimited number of Parent Shares, with no par value per share, of which 13,348,943 shares have been issued and are outstanding (excluding 4,222 shares earned but not yet issued and outstanding) immediately prior to the Effective Time. Parent does not hold any shares of its capital stock in its treasury. As of immediately prior to the Effective Time, there are outstanding Parent Warrants to purchase 33,888 Parent Shares.

(b)      All of the outstanding Parent Shares have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding Parent Shares is entitled or subject to any preemptive right, right of participation, right of maintenance, right of repurchase or forfeiture, subscription right or any similar right and none of the outstanding Parent Shares is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Parent Shares. Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Parent Shares or other securities.

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(c)      Except for the Parent Share Plan and the iOx Option Plan, Parent does not have any share option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of immediately prior to the Effective Time, 1,580,140 shares have been reserved for issuance upon exercise of Parent Options granted under the Parent Share Plan that are outstanding as of the date of this Agreement, and 421,672 shares remain available for future issuance pursuant to the Parent Share Plan. As of the Effective Time, there were no securities issued or outstanding under the iOx Option Plan.

(d)      Except for the Parent Warrants, the Parent Share Plan, including the Parent Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized share appreciation, phantom share, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(e)      All outstanding Parent Shares, Parent Options, Parent Warrants and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

3.6              No Financial Advisors. Except as set forth on Section 3.6 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.7              Valid Issuance. The Parent Shares to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any option, call, preemptive, subscription or similar rights or Liens, other than restrictions on transfer imposed by state and federal securities Laws. The Parent Shares will be issued to the stockholders of the Company in compliance with applicable exemptions from (a) the registration and prospectus delivery requirements of the Securities Act, and (b) the registration and qualification requirements of all applicable securities Laws of the states of the United States.

3.8              Listing. The issued and outstanding Parent Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister any Parent Shares or prohibit or terminate the listing of any Parent Shares on Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Shares under the Exchange Act. Parent has not received any written or, to Parent’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Parent Shares. Parent has not taken any action that is designed to terminate the registration the Parent Shares under the Exchange Act.

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3.9              Disclaimer of Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, except for the representations and warranties EXPRESSLY made by Parent and merger sub in this SECTION 3 OR OTHERWISE SET FORTH IN THIS AGREEMENT (IN EACH CASE AS MODIFIED BY THE parent DISCLOSURE SCHEDULE), NEITHER parent, merger Sub, MERGER SUB 2 NOR ANY AFFILIATE OR DIRECT OR INDIRECT STOCKHOLDER THEREOF nor any other Person makes any representation or warranty with respect to the parent, merger sub, Merger sub 2 or any other Person or ITS business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to THE company or any of its RESPECTIVE Affiliates or representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing. except for the representations and warranties EXPRESSLY made by parent and merger sub in this SECTION 3 OR OTHERWISE SET FORTH IN THIS AGREEMENT (IN EACH CASE AS MODIFIED BY THE parent DISCLOSURE SCHEDULE), ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY parent, merger sub and merger sub 2.

Section 4.               ADDITIONAL AGREEMENTS OF THE PARTIES

4.1              Stockholder Written Consent; Regulation D Requirements.

(a)      Promptly following the date hereof, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the First Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the First Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the First Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 4.1(a) shall be subject to Parent’s advance review and reasonable approval (which shall not be unreasonably withheld, conditioned or delayed).

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(b)      Parent and the Company shall cooperate to cause to be mailed, distributed, or otherwise made available to those of the Company’s stockholders that do not qualify as “accredited investors” within the meaning of Regulation D, information meeting the requirements of Rule 502(b) of Regulation D.

4.2              Clinical Trial Success Fee. If, after the Effective Time, a patient enrolls in a Phase 2 Clinical Trial which utilizes any Company Product (a “Trial Enrollment”), Parent will make a one-time payment to Sellers in the aggregate amount of $[****] (the “Trial Success Fee”) after the first occurrence of the Trial Enrollment. The Trial Success Fee shall be paid by Parent within sixty (60) days of a Trial Enrollment, at Parent’s discretion, in either (a) cash or (b) Parent Shares, where the value of such Parent Shares is calculated using the 60-day VWAP on the date of the Trial Enrollment. Parent shall make any payment due under this Section 4.2 to the Exchange Agent (for further distribution to the Sellers) in full satisfaction of Parent’s obligation to Sellers, and the Sellers’ Representative shall be solely responsible for providing an updated Allocation Certificate (as defined below), if applicable, regarding such payment to the Sellers. For clarity, the Trial Success Fee shall only be due for one Company Product, regardless of how many are entered into Clinical Trials.

4.3              Post-Closing Sales Milestone Payments.

(a)      If, after the Effective Time, Net Sales of Company Products, on an aggregate basis, equal or exceed $[****] (the “First Milestone”), Parent shall make a one-time payment to Sellers in the amount of $[****]within sixty (60) days of the date the First Milestone was achieved. If the First Milestone payment is earned, Parent shall, at its discretion, make such payment in either (a) cash or (b) Parent Shares, where the value of such Parent Shares on a per-share basis is equal to the 60-day VWAP on the date of the that the First Milestone was reached.

(b)      If, after the Effective Time, Net Sales of Company Products, on an aggregate basis, equal or exceed $[****] (the “Second Milestone”), Parent shall make a one-time payment to Sellers in the amount of $[****]within sixty (60) days of the date the Second Milestone was achieved. If the Second Milestone payment is earned, Parent shall, at its discretion but subject to the Cash Cap described below, make such payment in either (a) cash or (b) Parent Shares, where the value of such Parent Shares on a per-share basis is equal to the 60-day VWAP on the date of the that the Second Milestone was reached; provided however, that in no event shall Parent be entitled to make such payment in cash to the extent such payment would result in the aggregate amount of the cash payments paid or to be paid pursuant to Sections 4.2, 4.3(a) and 4.3(b) hereof to exceed 60% of the value of the total Merger Consideration (including the amounts paid pursuant to Sections 4.2, 4.3(a) and 4.3(b)) as calculated using the valuation methodologies set forth in Rev. Proc. 2018-12, 2018-6 IRB 349 (the “Cash Cap”), and to the extent any payment pursuant to this Section 4.3(b) would cause the Cash Cap to be exceeded, Sellers hereby irrevocably relinquish and waive all of their rights and entitlements to the cash payment in excess of the Cash Cap (the “Waived Cash Payment”) and acknowledge and agree that Parent has no further obligation to issue any additional Parent Shares to Sellers with respect to the Waived Cash Payment.

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(c)      If Parent is required to make any payment under Section 4.3(b), Parent shall prepare a calculation (the “Cash Calculation”) reflecting (i) the total value of the aggregate payments made by Parent pursuant to this Agreement, and (ii) the percentage of the total value of such aggregate payments that were paid in cash. Parent shall submit the Cash Calculation to the Seller’s Representative and shall provide the Seller’s Representative a reasonable period to comment upon or dispute the Cash Calculation prior to the due date of payment. If the Seller’s Representative disputes or objects to the Cash Calculation, such objection or dispute shall be resolved by a nationally recognized accounting firm or law firm.

(d)      Parent shall make any payment due under Sections 4.3(a) or 4.3(b) to the Exchange Agent (for further distribution to the Sellers) in full satisfaction of Parent’s obligation to Sellers, and the Sellers’ Representative shall be solely responsible for providing an updated Allocation Certificate, if applicable, regarding such payment to the Sellers.

4.4              Post-Closing Funding and Payoff. Parent, Merger Sub, Merger Sub 2 and the Company acknowledge that the Company will only have at the Effective Time an amount not to exceed $2,000,000.00 in short-term debt (the “Outstanding Debt”), as well as certain deferred license milestone payments not to exceed $1,000,000.00, plus any applicable interest accrued after the Effective Time (the “Outstanding License Obligations”) (together, the “Company Outstanding Obligations”). For the avoidance of doubt, in no event shall the amount of the Company Outstanding Obligations exceed $3,000,000.00 plus any applicable interest related to the Outstanding License Obligations which may accrue after the Effective Time. Parent and the Company additionally acknowledge that the Company Outstanding Obligations will not be paid off prior to Closing; provided, however, a minimum of $15,000 in cash shall remain in the Company at the Effective Time to pay any outstanding accrued interest on the Outstanding License Obligations through the Closing Date along with certain pre-closing liabilities which remain outstanding as of the Closing Date. Parent and the Company agree that, immediately following the Closing, Parent shall provide the Surviving Corporation with at least $2,000,000.00 in funds, such that the Surviving Corporation can immediately pay off the Outstanding Debt in full and secure the release of any and all personal guarantees associated with the Outstanding Debt. Additionally, Parent commits that it shall, as of the Closing Date and on a continuing basis, provide sufficient capitalization to the Surviving Company to pay any outstanding amounts in connection with the Outstanding License Obligations.

4.5              Indemnification of Officers and Directors.

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(a)      From the Effective Time through the third anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)      The provisions of the memorandum and articles of association of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the memorandum and articles of association of Parent shall not be amended, modified or repealed for a period of three years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent.

(c)      From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)      Notwithstanding anything to the contrary, this Section 4.5 shall not eliminate any liability of the Principal Sellers to Parent Indemnified Persons pursuant to Section 1.9 and Section 6.

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(e)      From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 4.5 in connection with their successful enforcement of the rights provided to such persons in this Section 4.5.

(f)       All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or the Company as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Mergers and shall continue in full force and effect. The provisions of this Section 4.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)      In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 4.5. Parent shall cause the surviving corporation to perform all of the obligations of the Surviving Corporation under this Section 4.5. The obligations set forth in this Section 4.5 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 4.5 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or other person.

4.6              Non-Competition; Non-Solicitation.

(a)      During the period of five (5) years immediately following the Closing Date (the “Restricted Period”), the Principal Sellers, on behalf of themselves and their Affiliates (each, a “Restricted Party” and collectively, the “Restricted Parties”) will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Restricted Area, engage in the Business or any business that competes with the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), render services for or consult with any Person that is engaged in the Business or in any activity that competes with the Business; provided, however, that no owner of less than 3% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

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(b)      During the Restricted Period, each Restricted Party will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (a) call upon, solicit or provide services to any customer with the intent of selling or attempting to sell any products or services competitive with those offered by the Business, (b)  hire or engage to provide services, or recruit, solicit or otherwise attempt to employ or engage to provide services to any Person, or otherwise enter into any business relationship with any Person currently or formerly (within six months prior to a proposed business relationship) employed by, or providing consulting services to, Parent, the Surviving Corporation or their Affiliates or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (c) in any way interfere with the relationship between the Parent, the Surviving Corporation or their Affiliates and any employee, consultant, customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relation) of Parent, the Surviving Corporation or their Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding Parent, the Surviving Corporation or their Affiliates or any of their operations, officers, directors or investors).

(c)      It is agreed and understood by and among the parties to this Agreement that the restrictive covenants set forth in Section 4.6 are each, individually, essential elements of this Agreement, and that but for the agreement of the Restricted Parties to comply with such covenants, Purchaser, Merger Sub and Merger Sub 2 would not have agreed to enter into this Agreement or any of the agreements ancillary hereto. Further, the Principal Sellers expressly acknowledge that the restrictions contained in Section 4.7 are reasonable and necessary to protect the legitimate business and proprietary interests of Parent and the Surviving Corporation and to protect their business relationships and connections, trade secrets, proprietary information and goodwill.

(d)      The provisions of this Section 4.6 are and shall be fully severable, and are independent and separately given. It is agreed by the parties that if any portion of the restrictive covenants set forth in this Section 4.6 are held to be invalid, unreasonable, arbitrary or against public policy, then each such covenant shall be considered divisible both as to time, geographical area and any other relevant feature. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, such provision shall be carried out and enforced to the extent to which it shall be valid and enforceable, and any such invalidity and unenforceability shall not affect any other provisions of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein. Each of the Principal Sellers and Parent hereby instructs any court that may find any provision of this Section 4.6 to be unenforceable because it is overbroad or in violation of public policy to modify the covenant to the minimum extent needed to permit enforcement thereof.

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(e)      The Principal Sellers agree this Section 4.6 is ancillary to the sale of the Company and is entitled to the rule of liberal judicial enforcement applicable to such covenants. The Principal Sellers agree that it is receiving good and valuable consideration for entering into this Agreement. The Principal Sellers acknowledge and agree that Parent, Merger Sub and Merger Sub 2 have relied upon the covenants contained in this Section 4.6 and that said covenants are conditions to and a material part of Parent’s, Merger Sub’s and Merger Sub 2’s willingness to enter into the Agreement.

(f)       The Principal Sellers acknowledge and agree that a breach by any Restricted Party of any of the provisions of this Section 4.6 would cause irreparable damage to Parent and the Surviving Corporation which would be exceedingly difficult to measure, and that the remedy at law for such breach may be inadequate to compensate Parent and the Surviving Corporation for their Losses. Therefore, in the event of such breach, Parent and the Surviving Corporation, in addition to any other remedies available to it at law, in equity or otherwise, shall be entitled, at its option, to seek a temporary restraining order and preliminary and permanent injunctions restraining Restricted Parties from breaching or continuing any breach of any of the provisions of this Section 4.6 (all without the need to post bond or other security), in addition to any other remedies that may be available at law or in equity. If a Restricted Party breaches the terms of Section 4.6 of this Agreement, the Restricted Period shall be extended by the period of such breach.

4.7              Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Schedule 5.8) to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

4.8              Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Law (including required disclosures in Parent SEC Documents). Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Sellers’ Representative shall be permitted to announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

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4.9              Listing. Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the Parent Shares to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Shares on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Parent agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.9.

4.10          Tax Matters.

(a)      For United States federal income Tax purposes, (i) the Parties intend that the Merger and the Second Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub, Merger Sub 2 and the Company are parties under Section 368(b) of the Code.

(b)      The Parties shall use their respective reasonable best efforts to cause the Mergers, to qualify, and will not take any action or cause any action to be taken, in each case, not contemplated by this Agreement, which action would reasonably be expected to prevent the Mergers from qualifying, for the Intended Tax Treatment.

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(c)      The Sellers’ Representative shall prepare, or cause to be prepared, for the Company, with reasonable assistance from the Company, all Tax Returns that are required by law to be filed after the Closing Date for any taxable period ended on or before the Closing Date and the Sellers shall pay any Taxes shown as due on such Tax Return to the extent such Taxes were not reflected as a liability in the Company Financials. The Sellers’ Representative shall, at least thirty (30) days prior to the due date for filing such Tax Return(s), provide a copy of such Tax Return(s) to Parent for its review and comment. Parent shall, within ten (10) days of receiving such Tax Return(s), advise the Sellers’ Representative regarding any matters in such Tax Return(s) with which it reasonably disagrees. In such case, Sellers’ Representative and Parent shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters. Parent shall, or shall cause the Company to, file any Tax Returns prepared by the Sellers’ Representative. In connection with any Tax Returns to be prepared by the Sellers’ Representative, Parent and the Surviving Entity shall use commercially reasonable efforts to facilitate the Sellers’ Representative’s utilization of the Company’s existing tax return preparation firm(s) (the “Accounting Firm”), including (i) providing reasonable access to the Surviving Corporation’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Accounting Firm to take direction from the Sellers’ Representative. Parent shall prepare and timely file, or cause to be timely filed, all other Tax Returns for the Company and, subject to Section 6.1(a)(iii), all Taxes due and payable with respect to such Tax Returns will be paid by Parent. With respect to all Straddle Periods, such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Parent shall, at least two (2) weeks prior to the due date for filing any such Tax Return that relates to a Pre-Closing Tax Period, provide a copy of such Tax Return to the Sellers’ Representative for its review and comment. The Sellers’ Representative shall, within ten (10) days of receiving such Tax Return, advise Parent regarding any matters in such Tax Return with which it reasonably disagrees. In such case, the Sellers’ Representative and Parent shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters.

(d)      In the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as follows. In the case of ad valorem, property, or franchise or similar Taxes imposed on Company based on capital or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period. In the case of all other Taxes, the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of Company as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period relative to the entire taxable period. Taxes attributable to the Pre-Closing Tax Period shall be determined under the same method of accounting used by the Company during that period except to the extent otherwise required by Law. Any and all transactions or events contemplated by this Agreement that occur on or prior to the Closing Date shall be deemed to have occurred in the Pre-Closing Tax Period.

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(e)      Parent, on the one hand, and the Seller Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of Actions by taxing authorities as to the imposition of Taxes. Parent shall and shall cause the Company to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) give the Sellers’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Sellers’ Representative to take possession of such books and records. Parent, with any reasonable assistance of the Sellers’ Representative, shall use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Notwithstanding any other provision in this Agreement, the parties agree that they will not settle, compromise or agree to any Tax adjustment which affects or could affect the other party's Tax liability or indemnification obligations under Section 6.1(a) of this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.

(f)       Each of Parent, on the one hand, and the Sellers, on the other hand, shall bear one-half of any sales, use, documenting, recording, stamp, transfer or similar Taxes (“Transfer Taxes”) applicable to, imposed upon or arising out of the Contemplated Transactions.

(g)      Parent shall promptly pay or cause to be paid to the Exchange Agent (for further distribution to the Sellers) any Tax refunds or credits in lieu of Tax refunds, attributable to the Company with respect to any Pre-Closing Tax Period that are received or credited to Parent or the Company (or any successor thereof), in each case, net of all expenses (including Taxes) imposed on Parent or the Company with respect to such refunds or credits, within ten (10) days after the receipt of such refunds or credits other than refunds or credits that were reflected as an asset on the face of the Company Unaudited Interim Balance Sheet. At the Sellers’ Representative's request and expense (on behalf of the Sellers), Parent shall reasonably cooperate with the Sellers’ Representative in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Sellers’ Representative so long as the filing of any refund claim does not adversely affect any Post-Closing Tax Period of Parent or the Company.

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(h)      Neither Parent nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company (or any successor(s) thereof) with respect to a Pre-Closing Tax Period without the prior written consent of the Seller Representative which shall not be unreasonably withheld, conditioned or delayed, except to the extent otherwise required by Law.

4.11          Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Parent Shares to be received in the First Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Shares.

4.12          Directors Appointment. Following the Effective Time, Parent shall use its reasonable best effort to cause Rob Glassman, as selected by the Company, to be appointed to the Board of Parent. Such reasonable best efforts and the appointment of Mr. Glassman shall remain subject to the approval of the nominating Committee of the Parent Board and compliance with any additional regulations or requirements promulgated by the SEC or the Nasdaq stock exchange.

4.13          Termination of Certain Agreements and Rights. The Company shall cause any Investor Agreements (excluding the Company Stockholder Support Agreements) to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

4.14          Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.

4.15          Allocation Certificates. The Company will prepare and deliver to Parent prior to the Closing Date a certificate signed by an officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time on an as converted basis as if the Contemplated Transactions have occurred) (i) each holder of Company Capital Stock, (ii) such holder’s name and address; (iii) the number and type of Company Capital Stock held as of the immediately prior to the Effective Time for each such holder; and (iv) the number of Parent Shares to be issued to such holder, or to underlie any Parent Option to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

4.16          Confidentiality. Each of the Principal Sellers acknowledges that the success of the Parent and its Subsidiaries after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by the Principal Sellers, that the preservation of the confidentiality of such information by the Principal Sellers is an essential premise of the bargain between the Principal Sellers on one hand and Parent and Merger Sub on the other hand, and that Parent, Merger Sub and Merger Sub 2 would be unwilling to enter into this Agreement in the absence of this Section 4.16. Accordingly, each of the Principal Sellers hereby agrees with Parent, Merger Sub and Merger Sub 2 that each Principal Seller and their Representatives will not, and such Principal Seller will cause its Affiliates, and the other Sellers and their Affiliates, not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Parent, disclose or use, any confidential or proprietary information involving or relating to the Company or the Company’s business; provided, that the information subject to the foregoing provisions of this sentence will not include any information available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 4.16 will not prohibit any retention of copies of records or disclosure (a) required by any applicable Law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement, any ancillary agreement or the Contemplated Transactions. Each of the Principal Sellers agrees that it will be responsible for any breach or violation of the provisions of this Section 4.16 by any of its Representatives.

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4.17          Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.18          Stockholder Litigation. Parent shall conduct and control the settlement and defense of any stockholder litigation against Parent or any of its directors relating to this Agreement or the Contemplated Transactions brought by the Sellers; provided that any settlement or other resolution of any such stockholder litigation agreed to by Parent after the Closing shall be approved in advance by the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall keep the Sellers’ Representative reasonably apprised of any material developments in connection with any stockholder litigation.

4.19          Sellers’ Representative.

(a)      By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Seller shall be deemed to have approved Shareholder Representative Services LLC as the Sellers’ Representative as of the Closing for all purposes in connection with this Agreement and any related agreements. The Sellers’ Representative shall thereupon be authorized to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents, instruments and/or agreements, (ii) provide an updated Allocation Certificate regarding the distribution of post-closing payments to Sellers (iii) serve as the named party with respect to any claims hereunder on behalf of each of the Sellers, (iv) grant any consent or approval on behalf of the Sellers under this Agreement and any ancillary agreement and make all other elections or decisions contemplated by this Agreement and any ancillary agreement, (v) defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, claims against a Seller, (vi) defend, negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to, or any claims or disputes related to this Agreement on behalf of a Seller, (vii) give and receive on behalf of the Sellers any and all notices from or to any Seller pursuant to this Agreement or any ancillary agreement and (viii) amend, modify or supplement this Agreement and any ancillary agreement in each such Seller’s name, place and stead, as if such Seller had personally done such act, and, the Sellers’ Representative hereby accepts such appointment. The death, incapacity, insolvency or bankruptcy of any Sellers shall not terminate such appointment or the authority and agency of the Sellers’ Representative. The power-of-attorney granted in this Section 4.19 is coupled with an interest and is irrevocable. In the event the Sellers’ Representative becomes unable to perform its responsibilities hereunder or resigns from such position, a successor Sellers’ Representative shall be elected by the Sellers receiving a majority of the consideration received by such Sellers on the Closing Date.

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(b)      Immediately prior to the Closing, the Company will wire US$20,000 in the aggregate (the “Expense Fund”) to the Sellers’ Representative, which will be used for any expenses incurred by the Sellers’ Representative. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will deliver any remaining balance of the Expense Fund to the Exchange Agent for further distribution to the Sellers. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.

(c)      The Sellers’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Sellers’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify the Sellers’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

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(d)      Following Closing, Parent and the Surviving Entity shall be entitled to rely exclusively upon any communication or instruction given or other action taken by the Sellers’ Representative on behalf of the Sellers pursuant to this Agreement and the ancillary agreements, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Sellers’ Representative on behalf of the Sellers. Notwithstanding anything herein to the contrary, following Closing, none of Parent and the Surviving Entity, shall have any liability to any Seller for any payments made pursuant to an updated Allocation Certificate provided by the Sellers’ Representative provided such payment is made in accordance with such updated Allocation Certificate.

4.20          Legal Opinion. Parent shall provide commercially reasonable assistance to Sellers with regards to having the legends, as set out in Section 1.7 of this Agreement, removed from any Parent Share to which they are affixed so long as such Parent Share is no longer subject to a Lock-Up Agreement and may be sold pursuant to pursuant to Rule 144 or any other exemption to registration under the Securities Act of 1933, as amended, subject to further dribble out provisions. In furtherance of the assistance contemplated by this Section 4.20, Parent agrees to provide commercially reasonable assistance, including paying reasonable legal fees, to obtain a legal opinion, in such form as is reasonably acceptable to Parent, in furtherance of the removal of the legends affixed to a Seller’s Parent Shares, as contemplated in this Section 4.20. Notwithstanding the removal of the legends affixed to the Parent Shares, any Parent Shares which are subject to additional trading restrictions in a Lock-up Agreement shall remain subject to such restrictions in accordance with the terms and conditions of the applicable Lock-up Agreement.

Section 5.               CLOSING DELIVERIES

5.1              Closing Deliveries of Parent, Merger Sub and Merger Sub 2. At or prior to the Closing, the Company shall deliver to the Parent, Merger Sub and Merger Sub 2:

(a)      consulting agreements with each of Sushant Kumar, Peter Molloy, Kasim Mookhtair, and Desa Rae Stanton-Pastore; and

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(b)      a certificate of the Secretary of Parent, Merger Sub and Merger Sub 2, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Parent and Merger Sub, (ii) the authorizing resolutions of the Parent, Merger Sub and Merger Sub 2 and (iii) the incumbency and signatures of the Persons signing this Agreement and the other ancillary agreements to which Parent, Merger Sub or Merger Sub 2 is a party;

(c)      all other instruments and documents required by this Agreement to be delivered by Parent, Merger Sub or Merger Sub 2 to the Company, and such other instruments and documents which the Company or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to the Company.

5.2              Closing Deliveries of the Company. At or prior to the Closing, the Company shall deliver to the Parent, Merger Sub and Merger Sub 2:

(a)      the Company Stockholder Written Consent, which shall have been executed by holders of at least a majority of the Company Capital Stock (on an as-converted basis) and shall be in full force and effect;

(b)      a certificate executed by an officer of the Company certifying that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 4.15 is true and accurate in all respects as of the Closing Date;

(c)      a written resignation, in a form reasonably satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of the Company;

(d)      the Allocation Certificate;

(e)      (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent;

(f)       all consents or waivers required in connection with the Contemplated Transaction from the Parties listed in Schedule 5.2(f); provided, however, that in no event will Parent or any of its subsidiaries be required, and in no event shall the Company prior to the Effective Time, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), pay any fee, penalty or other consideration or make any accommodation to any third party to obtain any consent, approval or waiver;

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(g)      the Company Lock-Up Agreements duly executed by holders of at least 90% of the Company Capital Stock and each executive officer and director of the Company who is elected or appointed, as applicable, as an executive officer and director of Parent as of immediately following the Closing, each of which shall be in full force and effect;

(h)      releases, each substantially in the form attached hereto Exhibit E, from the parties listed on Schedule 5.2(h);

(i)        evidence that all necessary actions have been taken to terminate the Company Equity Plan and all grants thereunder effective as of the Effective Time; and

(j)        a certificate of the Secretary of the Company, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company, (ii) the authorizing resolutions of the Company and (iii) the incumbency and signatures of the Persons signing this Agreement and the other ancillary agreements to which the Company is a party;

(k)      all other instruments and documents required by this Agreement to be delivered by the Company to Parent, Merger Sub or Merger Sub 2, and such other instruments and documents which Parent, Merger Sub, Merger Sub 2 or their counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to Parent, Merger Sub and Merger Sub 2.

Section 6.               INDEMNIFICATION

6.1              Indemnification by the Principal Sellers

(a)      Subject to the limitations set forth in this Section 6, (i) (x) Parent and Merger Sub and their respective Representatives and Affiliates and (y) following the Closing, the Surviving Corporation (each such Person referenced in clause (x) and (y), a “Parent Indemnified Person”) shall be indemnified and held harmless by the Principal Sellers from, against and in respect of any and all actions liabilities, governmental orders, encumbrances, claims, losses, damages, bonds, dues, assessments, fines, penalties, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), and (ii) the Principal Sellers shall severally indemnify, defend and hold harmless the Parent Indemnified Persons from, against and in respect of any and all Losses (in accordance with the Principal Sellers’ respective pro rata shares of such Losses), in each case, in the case of clauses (i) and (ii), incurred or suffered by the Parent Indemnified Persons or any of them following the Closing Date as a result of, arising out of or relating to:

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(i)              any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement, any ancillary agreement or in any Schedule or certificate delivered pursuant to this Agreement or any ancillary agreement or (as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect” were deleted therefrom);

(ii)           any breach or violation of any covenant or agreement of the Company or a Seller in or pursuant to this Agreement; or

(iii)         (i) except to the extent taken into account as a liability on the Company Financials, all Taxes of the Company for all Pre-Closing Tax Periods, (ii) all Transfer Taxes for which the Sellers are liable pursuant to Section 4.10(f), (iii) all Taxes for all Pre-Closing Tax Periods of any member of an affiliated, consolidated or unitary group of which the Company is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar legal requirement and (iv) all Taxes of any Person imposed on the Company for any period as a transferee or successor in respect of a transaction occurring on or before the Closing, by law, contract or otherwise; or

(iv)          In addition to Section 6.1(a)(iii), any and all Losses which accrue or are otherwise incurred by the Company prior to the Closing Date that are not otherwise subject to the representations and warranties contained in Article 2 or Article 3 of this Agreement.

(b)      (i) The Principal Sellers will have no obligation to indemnify the Parent Indemnified Persons pursuant to Section 6.1(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein or Section 6.1(a)(iv) unless and to the extent the aggregate amount of all such Losses incurred or suffered by the Parent Indemnified Persons exceeds an amount equal to $10,000 (at which point the Principal Sellers will be obligated to indemnify the Parent Indemnified Persons from and against all of such Losses) and (ii) the Principal Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 6.1(a)(i) or (iv) will not exceed an amount equal to the Indemnity Holdback Shares; provided, that the foregoing limitations will not apply to (x) claims for indemnification pursuant to Section 6.1(a)(i) in respect of breaches of, or inaccuracies in, the Company Fundamental Representations or (y) claims based upon fraud or intentional misrepresentation. The Principal Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 6.1(a)(i) in respect of breaches of, or inaccuracies in, the Company Fundamental Representations will not exceed the Principal Sellers’ pro rata share of the value of the total Merger Consideration actually received by the Principal Seller pursuant to this Agreement. Claims for indemnification pursuant to Section 6.1(a)(ii) or Section 6.1(a)(iii) are not subject to the limitations set forth in this Section 6.1(b)

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6.2              Indemnity by Parent.

(a)      Subject to the limitations set forth in this Section 6, Parent will indemnify, defend and hold harmless the Sellers and the Sellers’ respective Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i)              any breach of, or inaccuracy in, any representation or warranty made by Parent, Merger Sub or Merger Sub 2 in this Agreement, any ancillary agreement or in any Schedule or certificate delivered pursuant to this Agreement or any ancillary agreement;

(ii)           any breach or violation of any covenant or agreement of Parent, Merger Sub or Merger Sub 2 in or pursuant to this Agreement; or

(iii)         all Transfer Taxes for which the Parent is liable pursuant to Section 4.10(f).

(b)      Parent will not have any obligation to indemnify the Seller Indemnified Persons pursuant to Section 6.2(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and to the extent the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds an amount equal to $10,000 (at which point the Parent will be obligated to indemnify the Seller Indemnified Persons from and against all of such Losses), and the Parent’s aggregate liability in respect of claims for indemnification pursuant to Section 6.2(a)(i) will not exceed an amount equal to $1,000,000.00; provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 6.1(a)(i) in respect of (x) breaches of, or inaccuracies in, the Parent Fundamental Representations or (y) claims based upon fraud or intentional misrepresentation. Parent’s aggregate liability in respect of claims for indemnification pursuant to Section 6.2(a)(i) in respect of breaches of, or inaccuracies in, the Parent Fundamental Representations will not exceed $2,000,000. Claims for indemnification pursuant to Section 6.2(a)(ii) or Section 6.2(a)(iii) are not subject to the limitations set forth in this Section 6.2(b).

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6.3              Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to (i) Section 6.1(a)(i) or 6.2(a)(i) for any breach of, or inaccuracy in, any representation or warranty or (ii) with respect to any breach or violation of a covenant or agreement in this Agreement to be performed prior to the Closing, unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

(a)      at any time prior to the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), in the case of any breach of, or inaccuracy in, the Company Fundamental Representations or the Parent Fundamental Representations;

(b)      at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation

(c)      at any time during the fifteen (15) month period following the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement;

(d)      at any time during the fifteen (15) month period following the Closing Date, in the case of any breach or violation of a covenant or agreement in this Agreement to be performed prior to the Closing; and

(e)      at any time during the fifteen (15) month period following the Closing Date, in the case of any breach or violation of a covenant or agreement in this Agreement to be performed after the Closing.

Claims for indemnification pursuant to any other provision of Sections 6.1 and 6.2 are not subject to the limitations set forth in this Section 6.3.

6.4              Third Party Claims.

(a)      Promptly after receipt by an Indemnified Party of notice of the assertion of a claim by any third party (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Section 6, the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 6, except to the extent such delay actually and materially prejudices the Indemnifying Party. In the event of a claim by a Parent Indemnified Person all actions to be taken by, and notices to, an Indemnifying Party under this Section 6 (except provisions relating to an obligation to make or a right to receive any payments) shall be taken by, and made to, the Sellers’ Representative.

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(b)      The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnifying Party has received notice of the Third Party Claim from the Indemnified Party that the Indemnifying Party will defend the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (d) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (f) settlement of an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (g) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the reasonable, out of pocket fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c)      The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Parent Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of legal requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

(d)      If the Indemnifying Party does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 6.4(b) within fifteen (15) calendar days after the Indemnifying Party has received notice of the Third Party Claim from the Indemnified Party, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 6.4(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 6.4(d), the Indemnifying Party will remain responsible for any and all Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 6.

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(e)      Parent and each of the Principal Sellers, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim.

6.5              Limitations on Liability.

(a)      The obligations hereunder of the Principal Sellers, on the one hand, and Parent, on the other hand, are independent of the obligations of the other hereunder and shall not be subject to any right of offset, counterclaim or deduction.

(b)      Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Section 6, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party, provided that such subrogation could not reasonably be expected to have an adverse effect on the business, affairs, customer or supplier relationships or prospects of the business of Parent and/or the Surviving Corporation.  Notwithstanding the foregoing, an Indemnifying Party’s right to seek coverage from any subrogation with respect to insurance carriers shall not be subject to the proviso in the immediately preceding sentence.

(c)      For purposes of determining the amount of any Losses, such amount shall be reduced, without duplication, by (a) the amount of any insurance proceeds (collectively, “Insurance Benefits”) received in cash in respect of the Losses (net of (i) any deductible amounts and (ii) the net present value of any reasonably probable increase in insurance premiums or other charges paid or to be paid resulting from such Losses and all costs and expenses incurred in recovering such proceeds from insurers), and the Indemnified Party agrees to use commercially reasonable efforts to seek such Insurance Benefits to the extent applicable and (b) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto.

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(d)      In calculating any Loss there shall be deducted any reduction in Taxes payable or any Tax refund actually realized or received by the applicable Indemnified Party as a result of the recognition of such Loss in the tax year of the Loss or the succeeding taxable year, which Tax benefit shall be calculated on a with and without basis (i.e., with and without recognition of such Loss), which Tax benefits shall be reduced to take into account any Tax cost actually incurred by the Indemnified Party as a result of the receipt of indemnity payments hereunder. Any such amounts or benefits received by an Indemnified Party with respect to any Indemnity Claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnifying Party to the Indemnified Party with respect to such claim.

(e)      Except with respect to claims based upon fraud or intentional misrepresentation and except for remedies that cannot be waived as a matter of legal requirements and injunctive and provisional relief, if the Closing occurs, this Section 6 shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation, warranty, or covenant contained herein, or otherwise in respect of the Contemplated Transactions or any claim made against the Indemnifying Party that would otherwise be a breach of a representation or warranty of the Company in this Agreement.

(f)       No parties to this Agreement shall have any liability to any of the other parties to this Agreement (including under this Section 6) for any Losses that constitute special, exemplary, punitive or consequential damages (including loss of profits or diminution in value), except to the extent such Losses (i) result from an award of damages in a Third Party Claim, (ii) were probable or reasonably foreseeable and are a direct result of the related breach or alleged breach of this Agreement, or (iii) arise out of or are related to a Party’s fraud or intentional misrepresentation. Notwithstanding anything to the contrary in this Section 6.5(f) to the contrary, nothing herein shall apply to the Sellers’ Representative’s rights to indemnification from the Sellers pursuant to Section 4.19(c).

6.6              Tax Treatment of Indemnity Payments. Any payment made pursuant to this Section 6 shall be treated as an adjustment to the Merger Consideration for Tax purposes.

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Section 7.               MISCELLANEOUS PROVISIONS

7.1              Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub, Merger Sub 2 and Parent at any time (whether before or after obtaining the Required Company Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub, Merger Sub 2 and Parent. No amendment to this Agreement affecting the rights of the Sellers’ Representative shall be made without the approval of the Sellers’ Representative.

7.2              Waiver.

(a)      No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)      No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3              Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

7.4              Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.7 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

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7.5              Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.6              Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned or delegated by the Company without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Parent, Merger Sub and Merger Sub 2 can freely assign their obligations under this Agreement to an Affiliate without requiring any consent from the Company and/or the Principal Sellers.

7.7              Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. New York time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent, Merger Sub or Merger Sub 2:

Portage Biotech Inc.

c/o Portage Development Services
61 Wilton Road, 3rd floor penthouse

Westport, CT 06880

Attention: Ian B. Walters, MD
Email: Ian@portagebiotech.com

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with a copy to (which shall not constitute notice):

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, NY 10017-3852
Attention:  Robert Cohen and Eric Klee
Email:          RCohen@mwe.com; EKlee@mwe.com

if to the Company:

Tarus Therapeutics, Inc.
30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Peter Molloy
Email: pmolloy@tarustx.com

with a copy to (which shall not constitute notice):

Haynes and Boone, LLP

1050 Seventeenth Street

Suite 1800

Denver, CO 80265

Attention:  Daniel P. Malone and Jason K. Zachary

Email:          dan.malone@haynesboone.com;

                     jason.zachary@haynesboone.com

if to the Sellers’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1050 17th Street, Suite 1800

Denver, Colorado 80265

Attention:  Daniel P. Malone and Jason K. Zachary

Email:          Dan.Malone@haynesboone.com;

         Jason.zachary@haynesboone.com

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7.8              Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

7.9              Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.10          Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

7.11          No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties, the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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7.12          Construction.

(a)      References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)      For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)      The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)      As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)      Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)       Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)      The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)      Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is one day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

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(i)        Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, NY are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PORTAGE BIOTECH INC.

By:	/s/ Dr. Ian Walters
Name:	Dr. Ian Walters.
Title:	Chief Executive Officer

PORTAGE MERGER SUB 1, INC.

By:	/s/ Allan Shaw
Name:	Allan Shaw
Title:	Secretary

PORTAGE MERGER SUB 2, LLC

By:	/s/ Steven Mintz
Name:	Steven Mintz
Title:	Authorized Person

TARUS THERAPEUTICS, INC.

By:	/s/ Dr. Sushant Kumar
Name:	Dr. Sushant Kumar
Title:	Chief Executive Officer

/s/ Dr. Sushant Kumar
Name:	Dr. Sushant Kumar

[Signature Page to Merger Agreement]

/s/ Peter Molloy
Name:	Peter Molloy

[Signature Page to Merger Agreement]

Shareholder Representative Services LLC, solely in its capacity as the Sellers’ Representative

By:	/s/ Sam Riffe
Name: Title	Sam Riffe Managing Director

[Signature Page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

(a)       For purposes of this Agreement (including this Exhibit A):

“60-day VWAP” means, as of any date, the volume weighted average price per share of the Parent Shares on the NASDAQ Stock Exchange or any successor stock exchange from 9:30 a.m. (New York City time) on the Trading Day that is sixty (60) Trading Days preceding such date to 4:00 p.m. (New York City time) on the last Trading Day immediately preceding such date. The 60-day VWAP calculation will (i) use the daily close price and daily volume as reported on Yahoo Finance, and (ii) be calculated as follows: Daily Close X Daily Volume = Daily Weighted Volume with Total Daily Weighted Volume (60 days) / Total Daily Volume (60 days) , except with respect to the calculation of daily volume for June 24, 2022, for which the input to the 60-day VWAP calculation will be calculated by averaging the respective daily volume from each of June 23, 2022 and June 27, 2022.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Business” means the investigation, development, manufacturing, commercialization, exploitation, and licensing of agents that modulate the adenosine pathway for the treatment of human disease.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, NY are authorized or obligated by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Equity Plan” means the Equity Incentive Plan (2020) of the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; No Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization), 2.12 Intellectual Property, 2.16 Tax Matters, 2.17 Employee and Labor Matters; Benefit Plans, 2.18 Environmental Matters, and 2.20 (No Financial Advisors).

“Company IP” means all Intellectual Property Rights that are owned by the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company operates, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or IFRS (or interpretations of any Law or IFRS) or (e) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.

“Company Options” means options or other rights to purchase Company Common Stock under the Company Equity Plan.

“Company Products” means all four adenosine compounds plus any backup compounds included in the License Agreement, dated as of October 29, 2019, by and between the Company and Impetis Biosciences Limited.

“Company Stockholder Matters” means (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the First Merger it is not entitled to appraisal rights with respect to its shares in connection with the First Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company for the period ended March 31, 2022 provided to Parent prior to the date of this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 14th, 2022, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Mergers and the other transactions and actions contemplated by this Agreement.

“Contract” means, with respect to any Person, any agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, or other enterprise, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“IFRS” means the accounting principles and practices set forth by the International Accounting Standards Board in effect from time to time internationally applied consistently throughout the period involved.

“Indemnified Party” means, with respect to any Indemnity Claim, the Parent Indemnified Person or the Seller Indemnified Person under Section 6.1 or 6.2, as the case may be, asserting such claim under Section 6.1(a) or 6.2(a), as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the party against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 6.1(a) or 6.2(a), as the case may be.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“iOx Option Plan” means the iOx Therapeutics Limited Stock Option Plan.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter. For purposes of “Knowledge” of the Company, “Knowledge” shall mean the actual knowledge (without inquiry) of Sushant Kumar, Peter Molloy, Desa Rae Stanton-Pastore, Kasim Mookhtiar, Brian Dowd and Jill Sanchez. For purposes of “Knowledge” of Parent or Merger Sub, “Knowledge” shall mean the actual knowledge (without inquiry) of Ian Walters, Robert Kramer, Brian Wiley and Allan Shaw.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Sub 2 Board” means the board of directors of Merger Sub 2.

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Capital Market or such other Nasdaq market on which Parent Shares are then listed.

“Net Sales” means the gross amounts actually received by Parent, its Affiliates or its sublicensees for the sale of Company Products which are royalty bearing products for use in the field to third parties that are not licensees or sublicensees of the selling party (unless such licensee or sublicensee is the end user of such royalty bearing product), less the following amounts: transportation charges, commissions, rebates, retroactive price reductions, discounts, credits, allowances (including, without limitation, charge backs from wholesalers), adjustments, insurance, and sales, VAT, use and other taxes based on sales prices, but not including taxes assessed on income derived from such sales.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices, including any conduct, practice or action taken or omitted to be taken with respect to, or as a result of, COVID-19.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the memorandum and articles of association, certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person, and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Board” means the board of directors of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party; (b) by which Parent or any Parent IP or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

“Parent Fundamental Representations” means the representations and warranties of Parent, Merger Sub and Merger Sub 2 set forth in Sections 3.1 (Due Organization), 3.3 (Authority; Binding Nature of Agreement), 3.5 (Capitalization), 3.6 (No Financial Advisors) and 3.7 (Valid Issuance).

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the share price or trading volume of Parent Shares (it being understood, however, that any Effect causing or contributing to any change in share price or trading volume of Parent Shares may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (f) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent; (g) any clinical trial programs or studies, including any adverse data, event or outcome arising out of or related to any such programs or studies, (h) any change in, or any compliance with or action taken for the purpose of complying with, any Law or IFRS (or interpretations of any Law or IFRS), (i) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions, or (j) resulting from the taking of any action required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Options” means options or other rights to purchase Parent Shares issued by Parent.

“Parent Share Plan” means, as amended, the 2021 Equity Incentive Plan of Parent.

“Parent Shares” means the Ordinary Shares, no par value per share, of Parent.

“Party” or “Parties” means the Company, Merger Sub, Merger Sub 2 and Parent.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Parent, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” means any individual, Entity or Governmental Body.

“Phase 2 Clinical Trial” means the first subsequent clinical trial to enroll a patient, for any Company Product, beyond the initial study, that is listed on clinicaltrials.gov as a Phase 2 or later study.

“Post-Closing Tax Period” means any Tax period (or the portion of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or the portion of a Straddle Period) ending on or before the Closing Date.

“Principal Sellers” means Sushant Kumar and Peter Molloy.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Restricted Territory” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, but if such area is determined by judicial action to be too broad, then it means (c) any country in which the Company or any of its Subsidiaries engaged in Business prior to the Closing Date, but if such area is determined by judicial action to be too broad, then it means (d) any state within the United States of America in which the Company or any of its Subsidiaries engaged in Business prior to the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means stockholders of the Company, as set forth on Schedule 1.5(a)(ii).

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, escheat, unclaimed property, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest (and any interest in respect of such deficiencies, assessments, additions to tax, penalties and fines) imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return or attachment), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accredited Investor Questionnaire	Recitals
Agreement	Preamble
Allocation Certificate	4.15
Anti-Bribery Laws	2.22
Cash Cap Cash Calculation	4.3(b) 4.3(c)
Certificate of Merger	1.3
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Disclosure Schedule	2
Company Financials	2.7(a)
Company In-bound License	2.12(d)
Company Lock-Up Agreement	Recitals
Company Out-bound License	2.12(d)
Company Outstanding Obligations	4.4
Company Permits	2.14(b)
Company Real Estate Leases	2.11
Company Signatories	Recitals
Company Stock Certificate	1.6
Company Stockholder Support Agreement	Recitals
Company Stockholder Written Consents	Recitals
Costs	4.5(a)
Dissenting Shares	1.8(a)
D&O Indemnified Parties	4.5(a)
Drug Regulatory Agency	2.14(a)
Effective Time	1.3
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FDA	2.14(a)
FDCA	2.14(a)
First Milestone	4.2(a)
Holdback Release Date	1.9(a)
Indemnity Holdback Shares	1.9
Insurance Benefits	6.5(c)
Intended Tax Treatment	4.10(a)
Investor Agreements	2.21(b)
Liability	2.9
Losses	6.1(a)

Term	Section
Merger	Recitals
Merger Consideration	1.5(a)(ii)
Merger Sub	Preamble
Nasdaq Listing Application	4.9
Outstanding Debt	4.4
Outstanding License Obligations	4.4
Parent	Preamble
Parent Disclosure Schedule	3
Parent Indemnified Person	6.1(a)
Regulation D	Recitals
Required Company Stockholder Vote	2.4
Restricted Parties	4.6(a)
Restricted Party	4.6(a)
Restricted Period	4.6(a)
Second Milestone	4.3(b)
Seller Indemnified Person	6.1(a)
Sellers’ Representative	4.19
Sensitive Data	2.12(g)
Stockholder Notice	4.1(a)
Third Party Claim	6.4(a)
Trial Enrollment	4.2
Trial Success Fee	4.2
Surviving Corporation	1.1
Waived Cash Payment	4.3(b)

EXHIBIT B

FORM OF COMPANY LOCK-UP AGREEMENT

Form of Lock-Up Agreement

[●], 2022

Portage Biotech Inc.

c/o Portage Development Services

61 Wilton Road, 3rd floor penthouse

Westport, CT 06880

Attention: Ian B. Walters, MD

Email: Ian@portagebiotech.com

Tarus Therapeutics, Inc

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Peter Molloy

Email: pmolloy@tarustx.com

Ladies and Gentlemen:

The undersigned (the “Shareholder”) understands that: (i) Portage Biotech Inc., a company formed under the laws of the British Virgin Islands (“Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of July 1, 2022, (the “Merger Agreement”) by and among Parent, Portage Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Portage Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub 2”), Tarus Therapeutics, Inc., a Delaware corporation (the “Company”) and and Shareholder Representative Services LLC, a Colorado limited liability company, solely in their capacity as the sellers’ representative (the “Sellers’ Representative”), pursuant to which Merger Sub will be merged with and into the Company (the “First Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, following which the Company will be merged with and into Merger Sub 2 (the “Second Merger”) and the separate corporate existence of the Company will cease and Merger Sub 2 will continue as the surviving company; and (ii) in connection with the First Merger, the Shareholder will receive ordinary shares, no par value per share, of Parent (“Parent Shares”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement.

As a material inducement to the willingness of each of Parent, Merger Sub, Merger Sub 2 and the Company to enter in to the Merger Agreement, and for other good and valuable consideration, the Shareholder hereby agrees that, for a period of six (6) months after the Effective Time (the “Restricted Period”), it will not, directly or indirectly, subject to the exceptions set forth in this letter agreement: offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, pledge, transfer, assign, or otherwise dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Shareholder or any affiliate of the Shareholder or any person in privity with the Shareholder or any affiliate of the Shareholder) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Parent Shares, or any securities convertible into, or exercisable or exchangeable for, Parent Shares, (collectively, the “Shareholder’s Shares”), or, publicly announce an intention to effect any such transaction; provided, however, that notwithstanding the foregoing, restrictions of this letter shall not prohibit such Shareholder from transfers or dispositions (a) as charitable gifts or donations, (b) to any trust or estate planning vehicle for the direct or indirect benefit of Shareholder or the immediate family of the Shareholder, (c) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediately family of the Shareholder, (d) to limited partners, members, or securityholders of the Shareholder, (e) to the Shareholder’s affiliates or to any investment fund or other entity controlled (directly or indirectly) or managed by the Shareholder, (f) that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, or (g) not involving a change in beneficial ownership, (h) dispositions to any member of the immediate family of the Shareholder or any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder in a transaction not involving a disposition for value, (i) dispositions of pursuant to a bona fide tender offer for shares of Parent’s capital stock, merger, consolidation or other similar transaction made to all holders of Parent’s securities involving a change of control of Parent (including without limitation, the entering into of any lock-up, voting or similar agreement pursuant to which the Shareholder may agree to transfer, sell, tender or otherwise dispose of shares of Parent securities in connection with such transaction) that has been approved by the Board of Directors of Parent; provided, that, in the event that such change of control transaction is not consummated, this clause (i) shall not be applicable and the Shareholder’s shares and other securities shall remain subject to the restrictions contained in this letter agreement, (j) transactions to satisfy any U.S. federal, state, or local income tax obligations of such Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction and (k) pursuant to that certain assignment and assumption agreement dated the date hereof; provided, in each case of clauses (a) through (h) and clause (k), that any such transferee agrees in writing to the same restrictions applicable to the Shareholder in this letter and either the Shareholder or the transferee provides Parent with a copy of such agreement promptly upon consummation of any such transfer); provided, further, that in each case, except clause (k), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or a filing of a Form 5 made after the expiration of the Restricted Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin. For the avoidance of doubt, in no event shall the terms of this Lock-Up Agreement apply to any securities of Parent purchased in the public market following the Effective Time, in any public or private capital raising transactions of Parent following the Effective Time, or otherwise to any other securities of Parent. In addition, for the avoidance of any doubt, each Shareholder shall retain all of its rights as a stockholder of Parent during the Restricted Period, including the right to vote, and to receive any dividends and distributions in respect of, any Parent Shares (provided that additional shares received as a dividend shall be subject to the restrictions contained in this letter agreement).

Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Shareholder agrees that Parent may issue appropriate “stop transfer” certificates or instructions. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shareholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, DATED AS OF JULY 1, 2022, BY AND BETWEEN THE COMPANY AND THE SHAREHOLDER NAMED THEREIN. A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Shareholder hereby represents and warrants that the Shareholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Shareholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Shareholder.

The Shareholder further understands that this letter agreement is irrevocable and is binding upon the Shareholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

SHAREHOLDER:
Name:

Form of Lock-Up Agreement

[●], 2022

Portage Biotech Inc.

c/o Portage Development Services

61 Wilton Road, 3rd floor penthouse

Westport, CT 06880

Attention: Ian B. Walters, MD

Email: Ian@portagebiotech.com

Tarus Therapeutics, Inc

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Peter Molloy

Email: pmolloy@tarustx.com

Ladies and Gentlemen:

The undersigned (the “Shareholder”) understands that: (i) Portage Biotech Inc., a company formed under the laws of the British Virgin Islands (“Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of July 1, 2022, (the “Merger Agreement”) by and among Parent, Portage Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Portage Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub 2”), Tarus Therapeutics, Inc., a Delaware corporation (the “Company”) and and Shareholder Representative Services LLC, a Colorado limited liability company, solely in their capacity as the sellers’ representative (the “Sellers’ Representative”), pursuant to which Merger Sub will be merged with and into the Company (the “First Merger”) and the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, following which the Company will be merged with and into Merger Sub 2 (the “Second Merger”) and the separate corporate existence of the Company will cease and Merger Sub 2 will continue as the surviving company; and (ii) in connection with the First Merger, the Shareholder will receive ordinary shares, no par value per share, of Parent (“Parent Shares”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Merger Agreement.

As a material inducement to the willingness of each of Parent, Merger Sub, Merger Sub 2 and the Company to enter in to the Merger Agreement, and for other good and valuable consideration, the Shareholder hereby agrees that, for a period of twelve (12) months after the Effective Time (the “Restricted Period”), it will not, directly or indirectly, subject to the exceptions set forth in this letter agreement: offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, pledge, transfer, assign, or otherwise dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Shareholder or any affiliate of the Shareholder or any person in privity with the Shareholder or any affiliate of the Shareholder) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Parent Shares, or any securities convertible into, or exercisable or exchangeable for, Parent Shares, (collectively, the “Shareholder’s Shares”), or, publicly announce an intention to effect any such transaction; provided, however, that notwithstanding the foregoing, restrictions of this letter shall not prohibit such Shareholder from transfers or dispositions (a) as charitable gifts or donations, (b) to any trust or estate planning vehicle for the direct or indirect benefit of Shareholder or the immediate family of the Shareholder, (c) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediately family of the Shareholder, (d) to limited partners, members, or securityholders of the Shareholder, (e) to the Shareholder’s affiliates or to any investment fund or other entity controlled (directly or indirectly) or managed by the Shareholder, (f) that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, or (g) not involving a change in beneficial ownership, (h) dispositions to any member of the immediate family of the Shareholder or any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder in a transaction not involving a disposition for value, (i) dispositions of pursuant to a bona fide tender offer for shares of Parent’s capital stock, merger, consolidation or other similar transaction made to all holders of Parent’s securities involving a change of control of Parent (including without limitation, the entering into of any lock-up, voting or similar agreement pursuant to which the Shareholder may agree to transfer, sell, tender or otherwise dispose of shares of Parent securities in connection with such transaction) that has been approved by the Board of Directors of Parent; provided, that, in the event that such change of control transaction is not consummated, this clause (i) shall not be applicable and the Shareholder’s shares and other securities shall remain subject to the restrictions contained in this letter agreement, (j) transactions to satisfy any U.S. federal, state, or local income tax obligations of such Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction and (k) pursuant to that certain assignment and assumption agreement dated the date hereof; provided, in each case of clauses (a) through (h) and clause (k), that any such transferee agrees in writing to the same restrictions applicable to the Shareholder in this letter and either the Shareholder or the transferee provides Parent with a copy of such agreement promptly upon consummation of any such transfer); provided, further, that in each case, except clause (k), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than filings made in respect of involuntary transfers or a filing of a Form 5 made after the expiration of the Restricted Period) and any such transfer or distribution shall not involve a disposition for value. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than first cousin. For the avoidance of doubt, in no event shall the terms of this Lock-Up Agreement apply to any securities of Parent purchased in the public market following the Effective Time, in any public or private capital raising transactions of Parent following the Effective Time, or otherwise to any other securities of Parent. In addition, for the avoidance of any doubt, each Shareholder shall retain all of its rights as a stockholder of Parent during the Restricted Period, including the right to vote, and to receive any dividends and distributions in respect of, any Parent Shares (provided that additional shares received as a dividend shall be subject to the restrictions contained in this letter agreement).

The Shareholder additionally agrees that, during the three-month period following the Restricted Period (the “Dribble Out Period”), such Shareholder will not sell more than 10% of the average trading volume of Parent Shares for the rolling three month period prior to the date on which the Shareholder executes a trade of Parent Shares without the prior written consent of Parent (which Parent shall be permitted to withhold at its sole discretion).

Any attempted transfer in violation of this letter agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this letter agreement, and will not be recorded on the stock transfer books of Parent. In order to ensure compliance with the restrictions referred to herein, the Shareholder agrees that Parent may issue appropriate “stop transfer” certificates or instructions. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of the Shareholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, DATED AS OF JULY 1, 2022, BY AND BETWEEN THE COMPANY AND THE SHAREHOLDER NAMED THEREIN. A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Shareholder hereby represents and warrants that the Shareholder has full power and authority to enter into this letter agreement. All authority conferred or agreed to be conferred and any obligations of the Shareholder under this letter agreement will be binding upon the successors, assigns, heirs or personal representatives of the Shareholder.

The Shareholder further understands that this letter agreement is irrevocable and is binding upon the Shareholder’s heirs, legal representatives, successors and assigns.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

This letter agreement may be executed by electronic (i.e., PDF) transmission, which is deemed an original.

SHAREHOLDER:
Name:

EXHIBIT C

FORM OF ACCREDITED INVESTOR QUESTIONNAIRE

______________________________

PORTAGE BIOTECH INC. (THE “COMPANY”)

ACCREDITED INVESTOR QUESTIONNAIRE

______________________________

INSTRUCTIONS FOR COMPLETING QUESTIONNAIRE

The undersigned understands that this Questionnaire is intended to enable the Company to discharge its responsibilities under an exemption from registration under the U.S. Securities Act of 1933 (the “Securities Act”) and thus the Company and its advisors will rely upon the information contained herein. Accordingly, the undersigned represents as follows:

(i)       The information contained herein is complete and accurate and may be relied upon by the Company and its advisors; and

(ii)       The undersigned will notify the Company immediately of any change in any such information occurring prior to the acceptance or rejection of the subscription.

The undersigned also understands and agrees that, although the Company will use reasonable efforts to keep the information provided in the answers to this questionnaire confidential, the Company may present this questionnaire and the information provided in it by the prospective investor to such parties as the Company deems advisable if called upon to establish the availability under any federal or state securities laws of an exemption from registration or if the contents hereof are relevant to any issue in any action, suit or proceeding to which the Company is a party or by which it is or may be bound.

THE UNDERSIGNED REALIZES THAT THIS QUESTIONNAIRE DOES NOT CONSTITUTE AN OFFER BY THE COMPANY TO SELL ANY SECURITIES, BUT IS A REQUEST FOR INFORMATION.

A SEPARATE QUESTIONNAIRE MUST BE COMPLETED FOR EACH EXPECTED CO-OWNER OF SECURITIES, EXCEPT THAT SPOUSES AND SPOUSAL EQUIVALENTS WHO ARE JOINTLY SUBSCRIBING SHOULD JOINTLY COMPLETE THIS QUESTIONNAIRE.

(Please Print or Type)

I.       BIOGRAPHICAL INFORMATION (If spouses or spousal equivalents are jointly subscribing, they should provide information for both on this Questionnaire, but all other joint subscribers should complete individual Questionnaires.)

A. Name:    __________________________________ Birthdate ___________________________________

    (Print)

Spouse’s (or spousal equivalent’s)

Name:     __________________________________ Birthdate_____________________________________

    (Print)

B. Address and telephone number of the undersigned’s principal residence:

                  _______________________________________________________________________________________

                  _______________________________________________________________________________________

C. Country of Citizenship: ___________________________________________________________________

D. Employer or business association and position: ________________________________________________

E. Business address and telephone number: _____________________________________________________

                  ______________________________________________________________________________________

II.       ACCREDITED INVESTOR STATUS

The subscribed is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act because: (Check all boxes below which correctly describe you.)

☐	The subscriber is a natural person whose individual net worth, or joint net worth[1] with his or her spouse or spousal equivalent[2], at the time of subscription exceeds $1,000,000 (excluding the value of the subscriber’s primary residence).
☐	The subscriber is natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with his or her spouse or spousal equivalent in excess of $300,000 in each of the two most recent years, and has a reasonable expectation of reaching the same income level in the current year.
☐	The subscriber is a director, executive officer,[3] general partner or (if the Company is a limited liability company) manager of the Company or, if the Company is partnership or a limited liability company, a director, executive officer, general partner or (if the general partner or manager of the Company is a limited liability company) manager of the Company’s general partner or manager.
☐	The subscriber is an investment adviser relying on the exemption from registering with the U.S. Securities and Exchange Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940.
☐	The subscriber is a natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the U.S. Securities and Exchange Commission has designated as qualifying an individual for accredited investor status.[4]
☐	The subscriber is a natural person who is either (i) an executive officer, trustee, general partner, advisory board member, or person serving in a similar capacity for the Company or an Affiliated Management Person of the Company (i.e., an individual or entity that manages the investment activities of the Company) or (ii) an employee of the Company or an Affiliated Management Person (other than an employee performing solely clerical, secretarial or administrative functions with regard to the Company or an Affiliated Management Person or its investments) who, in connection with his or her regular functions or duties, participates in the investment activities of the Company or an Affiliated Management Person, provided that he or she has been performing such functions and duties for or on behalf of the Company for at least 12 months, if the Company would be an investment company, as defined by in Section 3 of the Investment Company Act of 1940, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of such Act.

______________________________

1 “Net worth” is calculated by taking the difference between the value of the subscriber’s total assets and the value of the subscriber’s total liabilities, except that (i) the value of the subscriber’s primary residence must not be included as an asset and (ii) indebtedness that is secured by the subscriber’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, is not included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability).

2 The term “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.

3 An executive officer means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions, for the Company. The executive officer of a subsidiary of the Company may be determined to be an executive officer of the Company if he or she performs such policy making functions for the Company.

4 As of May 19, 2022, the U.S. Securities and Exchange Commission has designated persons holding in good standing the following professional licenses, developed or administered by the Financial Institutions Regulatory Authority, as meeting this criterion: 1. General Securities Representative license (Series 7); 2. Private Securities Offerings Representative license (Series 82); and 3. Investment Adviser Representative license (Series 65).

☐	The subscriber is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who either alone or with such person’s purchaser representative(s) has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment. The subscriber is a family office, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, with assets under management in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, and whose prospective investment in the Company is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.
☐	The subscriber is a family client, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements in the preceding paragraph and whose prospective investment in the Company is directed on behalf of such family office by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.
☐	The subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, a corporation, a Massachusetts or similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring an interest in the Company, with more than $5,000,000 in assets.
☐	The subscriber is a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or a fiduciary capacity.
☐	The subscriber is a broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934.
☐	The subscriber is an insurance company as defined in Section 2(a)(13) of the Securities Act.
☐	The subscriber is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act.
☐	The subscriber is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.
☐	The subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such a plan has total assets in excess of $5,000,000.

☐	The subscriber is a private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940.
☐	The subscriber is a Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act.
☐	The subscriber is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the decision to invest is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser.
☐	The subscriber is an employee benefit plan within the meaning of Title I of ERISA having total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.[5]
☐	The subscriber is an entity, of a type not listed previously, not formed for the specific purpose of acquiring the securities offered, owning investments, as defined in Rule 2a51-1(b) under the Investment Company Act of 1940, in excess of $5,000,000.[6]
☐	The subscriber is an entity in which all of the equity owners are accredited investors and described in one or more of the categories set forth above.
☐	None of the above.

______________________________
5 If the plan is self-directed, the subscriber must submit evidence satisfactory to the Company that the persons who make investment decisions are in fact accredited investors.

6 Please see the appendix for a definition of “investments”.

Date: ____________________

The subscriber hereby represents and warrants that all of its answers in this Accredited Investor Questionnaire are true as of the date of its execution its execution of the Subscription Agreement pursuant to which it will purchase the Securities.

Name[s] of Subscriber:

_____________________________________________

_____________________________________________

Signature of Subscriber

_____________________________________________

Signature of Signatory (entities only)

_____________________________________________

Title of Signatory (entities only)

[Signature page to the Accredited Investor Questionnaire]

APPENDIX

Applicable Portions of Rule 2a51-1 under the Investment Company Act of 1940

(a) Definitions. As used in this rule:

(1) The term Commodity Interests means commodity futures contracts, options on commodity futures contracts, and options on physical commodities traded on or subject to the rules of:

(i) Any contract market designated for trading such transactions under the Commodity Exchange Act and the rules thereunder; or

(ii) Any board of trade or exchange outside the United States, as contemplated in Part 30 of the rules under the Commodity Exchange Act 17 CFR 30.1 through 30.11.

(2) The term Family Company means a company described in paragraph (A)(ii) of Section 2(a)(51) of the Investment Company Act of 1940.

(3) The term Investment Vehicle means an investment company, a company that would be an investment company but for the exclusions provided by Sections 3(c)(1) through 3(c)(9) of the Investment Company Act of 1940 or the exemptions provided by §§270.3a-6 or 270.3a-7 under such Act, or a commodity pool.

(4) The term Investments has the meaning set forth in paragraph (b) of this section.

(5) The term Physical Commodity means any physical commodity with respect to which a Commodity Interest is traded on a market specified in paragraph (a)(1) of this section...

(7) The term Public Company means a company that:

(i) Files reports pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934; or

(ii) Has a class of securities that are listed on a “designated offshore securities market” as such term is defined by Regulation S under the Securities Act of 1933.

(8) The term Related Person means a person who is related to a subscriber as a sibling, spouse or former spouse, or is a direct lineal descendant or ancestor by birth or adoption of the subscriber, or is a spouse of such descendant or ancestor, provided that, in the case of a Family Company, a Related Person includes any owner of the Family Company and any person who is a Related Person of such owner.

(9) The term Relying Person means a Section 3(c)(7) Company or a person acting on its behalf.

(10) The term Section 3(c)(7) Company means a company that would be an investment company but for the exclusion provided by section 3(c)(7) of the Investment Company Act of 1940.

(b) “Investments” means:

(1) Securities as defined by Section 2(a)(1) of the Securities Act, other than securities of an issuer that controls, is controlled by, or is under common control with, the subscriber, unless the issuer of such securities is:

(i)  An Investment Vehicle;

(ii) A Public Company; or

(iii) A company with shareholders’ equity of not less than $50 million (determined in accordance with generally accepted accounting principles) as reflected on the company’s most recent financial statements, provided that such financial statements present the information as of a date within 16 months preceding the date on which the subscriber acquires the securities of a company that would be an investment company, as defined by in Section 3 of the Investment Company Act of 1940 but for the exclusion provided by Section 3(c)(7) of such Act;

(2) Real estate held for investment purposes;

(3) Commodity Interests held for investment purposes;

(4) Physical Commodities held for investment purposes;

(5) To the extent not securities, financial contracts (as defined in Section 3(c)(2)(B)(ii) of the Investment Company Act of 1940) entered into for investment purposes;

(6) In the case of a subscriber that is a Section 3(c)(7) Company, a company that would be an investment company, as defined by in Section 3 of the Investment Company Act of 1940, but for the exclusion provided by section 3(c)(1) of the such Act, or a commodity pool, any amounts payable to the subscriber pursuant to a firm agreement or similar binding commitment pursuant to which a person has agreed to acquire an interest in, or make capital contributions to, the subscriber upon the demand of the subscriber; and

(7) Cash and cash equivalents (including foreign currencies) held for investment purposes. Cash and cash equivalents include:

(i) Bank deposits, certificates of deposit, bankers acceptances and similar bank instruments held for investment purposes; and

(ii) The net cash surrender value of an insurance policy.

(c) Investment Purposes. For purposes of this rule:

(1) Real estate shall not be considered to be held for investment purposes by a subscriber if it is used by the subscriber or a Related Person for personal purposes or as a place of business, or in connection with the conduct of the trade or business of the subscriber or a Related Person, provided that real estate owned by a subscriber who is engaged primarily in the business of investing, trading or developing real estate in connection with such business may be deemed to be held for investment purposes. Residential real estate shall not be deemed to be used for personal purposes if deductions with respect to such real estate are not disallowed by Section 280A of the Internal Revenue Code 26 U.S.C. 280A.

(2) A Commodity Interest or Physical Commodity owned, or a financial contract entered into, by a subscriber who is engaged primarily in the business of investing, reinvesting, or trading in Commodity Interests, Physical Commodities or financial contracts in connection with such business may be deemed to be held for investment purposes.

(d) Valuation. The aggregate amount of Investments owned and invested on a discretionary basis by the subscriber shall be the Investments’ fair market value on the most recent practicable date or their cost, provided that:

(1) In the case of Commodity Interests, the amount of Investments shall be the value of the initial margin or option premium deposited in connection with such Commodity Interests; and

(2) In each case, there shall be deducted from the amount of Investments owned by the subscriber the amounts specified in paragraphs (e) and (f) of this section, as applicable.

(e) Deductions. In determining the value of the subscriber’s investments there shall be deducted from the amount of such person’s Investments the amount of any outstanding indebtedness incurred to acquire or for the purpose of acquiring the Investments owned by such person.

(f) Deductions: Family Companies. In determining the value of a Family Company’s investments, in addition to the amounts specified in paragraph (e) of this [rule], there shall be deducted from the value of such Family Company’s Investments any outstanding indebtedness incurred by an owner of the Family Company to acquire such Investments.

(g) Special rules.

(3) Investments by Subsidiaries. For purposes of determining the amount of Investments owned by a company, there may be included Investments owned by majority-owned subsidiaries of the company and Investments owned by a company (“Parent Company”) of which the company is a majority-owned subsidiary, or by a majority-owned subsidiary of the company and other majority-owned subsidiaries of the Parent Company.

EXHIBIT D

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EXHIBIT E

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EXHIBIT F

FORM OF CERTIFICATE OF FORMATION OF THE SURVIVING ENTITY

CERTIFICATE OF FORMATION OF

PORTAGE MERGER SUB 2, LLC

1.                  Name. The name of the limited liability company formed hereby is Portage Merger Sub 2, LLC.

2.                  Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware, County of New Castle, is 251 Little Falls Drive, Wilmington, DE USA 19808-1674. The registered agent of the Company for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Portage Merger Sub 2, LLC in accordance with the Delaware Limited Liability Company Act.

_______________________________

EXHIBIT G

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EXHIBIT H

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